Exhibit 99.1

Contact: Steve Pavlovich

Investor Relations

(510) 743-6833

spavlovich@opnext.com

OPNEXT REPORTS FOURTH FISCAL QUARTER AND FULL YEAR UNAUDITED OPERATING RESULTS

FREMONT, CA. (May 15, 2012) Opnext, Inc. (NASDAQ: OPXT), a global leader in the design and manufacture of optical modules and components, today announced unaudited financial results for the fourth fiscal quarter and full year ended March 31, 2012.

Financial Highlights for the Fourth Fiscal Quarter Ended March 31, 2012:

•

Revenue of $67.6 million was up 27% sequentially primarily due to improved demand for 40Gbps and above products. Revenue was down 29% compared to the quarter ended March 31, 2011 primarily due to reduced 10Gbps production as a result of the October 2011 Thailand flood. Production capacity for 10Gbps products was back to pre-flood levels as of March 31, 2012.

•

Revenue from sales of 40Gbps and above products increased 59% compared to the quarter ended December 31, 2011 as demand improved across most 40Gbps and 100Gbps product lines. Revenue from sales of 10Gbps and below products increased 10% compared to the quarter ended December 31, 2011 as production capacity for 10Gbps products increased throughout the quarter.

•	Cisco, FiberHome Technologies, and Nokia Siemens Networks each represented 10% or more of total revenue for the quarter ended March 31, 2012 and combined represented 47% of total revenue.

•

Gross margin of 7.5% was up 3.7 percentage points sequentially and down 12.1 percentage points compared to the quarter ended March 31, 2011. Non-GAAP gross margin of 15.7% was up 8.6 percentage points sequentially and down 5.6 percentage points compared to the quarter ended March 31, 2011. The increase in non-GAAP gross margin relative to the quarter ended December 31, 2011 primarily resulted from the overall revenue increase, the increase in 40Gbps and above product revenue as a percentage of total revenue, and lower excess and obsolete inventory and product discontinuation charges. These benefits were partially offset by lower average selling prices.

•

GAAP R&D expense of $13.9 million was $0.7 million higher, and Non-GAAP R&D expense of $13.3 million was $0.4 million higher, than in the quarter ended December 31, 2011 primarily due to the timing of prototype builds. GAAP SG&A expense of $13.8 million was $0.9 million higher than in the quarter ended December 31, 2011 and included $1.5 million of transaction expenses incurred in connection with the merger agreement entered into with Oclaro, Inc. on March 26, 2012. Non-GAAP SG&A expense of $11.5 million was $0.7 million lower than in the quarter ended December 31, 2011.

•

EBITDA was negative $14.7 million compared to negative $38.9 million for the quarter ended December 31, 2011 and positive $17.3 million for the quarter ended March 31, 2011. EBITDA for the quarter ended December 31, 2011 included $21.7 million of fixed asset impairment and damaged inventory charges primarily resulting from the Thailand flood while EBITDA for the quarter ended March 31, 2011 included a $21.4 million gain on the sale of technological assets. Adjusted EBITDA for the quarter ended March 31, 2012 was negative $10.4 million compared to negative $16.0 million for the quarter ended December 31, 2011 and negative $ 2.2 million for the quarter ended March 31, 2011.

•	Cash used in operations was $5.2 million compared to $1.4 million used in the quarter ended December 31, 2011 and $2.1 million used in the quarter ended March 31, 2011.

•	Cash and cash equivalents were $76.2 million at March 31, 2012. Net of short-term debt, cash and cash equivalents were $58.1 million at March 31, 2012.

(unaudited, in millions, except per share amounts)	Fourth Quarter Ended Mar. 31, 2012	Third Quarter Ended Dec. 31, 2011	Fourth Quarter Ended Mar. 31, 2011	Q4FY12 vs. Q3FY12	Q4FY12 vs. Q4FY11
10Gbps and Below	$28.9	$26.2	$48.9	10.1%	(40.9)%
40Gbps and Above	32.0	20.2	38.2	58.8%	(16.2)%
Industrial and Commercial	6.7	6.7	8.2	0.4%	(18.1)%

Total Revenue	$67.6	$53.1	$95.3	27.4%	(29.0)%
GAAP Gross Margin	7.5%	3.8%	19.6%	3.7%	(12.1)%
GAAP Operating Loss	$(21.0)	$(46.2)	$(12.0)	$25.2	$(9.0)
GAAP Net Loss	$(21.8)	$(46.3)	$9.0	$24.5	$(30.8)
GAAP Diluted EPS	$(0.24)	$(0.51)	$0.10	$0.27	$(0.34)
EBITDA	$(14.7)	$(38.9)	$17.3	$24.2	$(32.0)
Non-GAAP Gross Margin	15.7%	7.1%	21.3%	8.6%	(5.6)%
Non-GAAP Operating Loss	$(14.3)	$(21.5)	$(8.4)	$7.2	$(5.9)
Non-GAAP Net Loss	$(16.0)	$(21.6)	$(8.7)	$5.6	$(7.3)
Non-GAAP Diluted EPS	$(0.18)	$(0.24)	$(0.10)	$0.06	$(0.08)
Adjusted EBITDA	$(10.4)	$(16.0)	$(2.2)	$5.6	$(8.2)

Financial Highlights for the Fiscal Year Ended March 31, 2012

•

Revenue of $299.8 million was down 16% from $357.6 million for the fiscal year ended March 31, 2011 due to lower revenue from sales of 10Gbps and below products, partially offset by increased demand for 40Gbps and above products. The decline in 10Gbps and below revenue was primarily due to the reduced 10Gbps production capacity during the second half of the fiscal year ended March 31, 2012 as a result of the October 2011 Thailand flood. 40Gbps and above revenue increased despite production constraints during the quarter ended June 30, 2011 resulting from the March 2011 earthquake and tsunami in Japan.

•	Cisco was the only customer that represented 10% or more of total revenue for the year ended March 31, 2012.

•

Gross margin of 14.9% was down 4.8 percentage points compared to the fiscal year ended March 31, 2011. Non-GAAP gross margin of 18.4% was down 3.1 percentage points compared to the fiscal year ended March 31, 2011. The decrease was primarily due to the unfavorable impacts of the Thailand flood and the Japan earthquake and tsunami on production volumes, a decline in average selling prices, higher inventory charges and the negative effects of fluctuations in foreign currency exchange rates.

•

GAAP R&D expense of $54.6 million and Non-GAAP R&D expense of $52.9 million were each down $7.4 million compared to the fiscal year ended March 31, 2011, primarily due to lower outsourcing service expenses associated with advanced development programs. GAAP SG&A expense of $54.6 million was down $3.7 million from the fiscal year ended March 31, 2011 and Non-GAAP SG&A expense of $49.2 million was down $2.2 million compared to fiscal year 2011.

•

EBITDA was negative $53.1 million compared to positive $0.6 million for the fiscal year ended March 31, 2011. Adjusted EBITDA for the fiscal year ended March 31, 2012 was negative $24.4 million compared to negative $11.7 million for the fiscal year ended March 31, 2011.

•	Cash used in operations was $10.2 million compared to $30.1 million used in the fiscal year ended March 31, 2011.

(unaudited, in millions, except per share amounts)	Fiscal Year Ended Mar. 31, 2012	Fiscal Year Ended Mar. 31, 2011	FY12 vs. FY11
10Gbps and Below	$150.4	$222.3	(32.4)%
40Gbps and Above	118.7	104.7	13.4%
Industrial and Commercial	30.8	30.5	0.8%

Total Revenue	$299.8	$357.6	(16.2)%
GAAP Gross Margin	14.9%	19.7%	(4.8)%
GAAP Operating Loss	$(85.6)	$(51.8)	$(33.8)
GAAP Net Loss	$(84.4)	$(31.8)	$(52.6)
GAAP Diluted EPS	$(0.93)	$(0.35)	$(0.58)
EBITDA	$(53.1)	$0.6	$(53.7)
Non-GAAP Gross Margin	18.4%	21.5%	(3.1)%
Non-GAAP Operating Loss	$(47.1)	$(35.5)	$(11.6)
Non-GAAP Net Loss	$(48.8)	$(37.0)	$(11.8)
Non-GAAP Diluted EPS	$(0.54)	$(0.41)	$(0.13)
Adjusted EBITDA	$(24.4)	$(11.7)	$(12.7)

Reconciliations between gross margin, operating loss and net loss, R&D expense and SG&A expense on a GAAP basis and a non-GAAP basis and net loss to EBITDA and Adjusted EBITDA are provided in the tables appearing at the end of this release.

Market Observations

“Despite falling short of our revenue guidance, I am pleased with the progress we made during the quarter,” said Harry Bosco, Chairman and Chief Executive Officer of Opnext. “Demand for 40G and above products was strong and resulted in $32 million of revenue. In addition, we restarted 10G manufacturing in Thailand at Fabrinet’s Pinehurst campus in February and returned to pre-flood production capacity by March 31, 2012.”

“We were also very pleased to have entered into an agreement to merge with Oclaro,” added Mr. Bosco. “The merger will create a new industry leader in the fast-growing optical components and modules market, bringing together over 30 years of combined telecom and datacom optical technology innovation.”

“Turning now to our outlook for the June quarter, while we are currently experiencing supply constraints that will impact our 40G and above products, we expect to continue to recover displaced 10G business now that our 10G production capacity is back online. Given this, we anticipate that total revenue for the quarter ending June 30, 2012 will be between $70.0 million and $80.0 million,” concluded Mr. Bosco.

Conference Call:

The Company’s management will conduct a conference call at 1:30 p.m. PT, today, Tuesday, May 15, 2012, to discuss these results in detail. You may participate in this conference call by dialing 866-365-3198 (United States) or 702-928-6762 (International) prior to the start of the call and providing the Opnext, Inc. name and Conference ID# 77079524. A replay of the conference call can be accessed starting approximately four hours after the call through Tuesday, May 29, 2012, by dialing 855-859-2056 (United States) or 404-537-3406 (International) and using the Conference ID# 77079524. A live webcast of the call will be accessible on the Investor Relations section of the Company’s website at http://www.opnext.com. A replay of the webcast will be available following the conclusion of the call on the webcast archive page of the Investor Relations section.

Forward-Looking Statements:

Statements made in this press release include forward-looking statements, including, but not limited to, those related to future revenues, expected supply constraints, expected recovery of production capacity, expected orders for certain products, management’s expectations with respect to the Company’s initiatives, expectations related to the pending merger with Oclaro, position for future growth, the general market outlook and the outlook for the industry. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things:

•

projected results for the quarter ending June 30, 2012, as well as the general outlook for the future, are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control; and

•

the market in which the Company operates is volatile, implementation of operating strategies may not achieve the desired impact relative to changing market conditions and the success of these strategies will depend on the effective implementation of our strategies while minimizing organizational disruption.

Other factors that could cause the Company’s future, including future financial position and results from operations, to differ from current expectations include: uncertainty surrounding the ongoing impact of the flooding in Thailand; the possibility that available insurance and contractual protections might be inadequate to fully compensate the Company for its losses in connection with the flooding in Thailand; the ongoing impact of the earthquake and tsunami in Japan; the impact of natural events such as severe weather or earthquakes in other locations in which Opnext, its customers, its contract manufacturers, or its suppliers operate; the impact of rapidly changing technologies; the impact of competition on product development and pricing; the success of the Company’s research and development efforts; the ability of the Company to source critical parts and to react to changes in general industry and market conditions, including regulatory developments; expenses associated with, and the outcome of, pending litigation against the Company; rights to intellectual property; market trends and the adoption of industry standards; the ability of the Company to close the merger with Oclaro in a timely manner or at all; the ability of the Company to realize the value from the acquisition of StrataLight Communications, Inc.; and consolidations within or affecting the optical modules and components industry. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in the Company’s reports filed with the Securities and Exchange Commission, including under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K filed on June 14, 2011, as amended, as well as the Company’s press releases and other periodic filings with the Securities and Exchange Commission. In providing forward-looking statements, the Company expressly disclaims any obligation to update these statements, publicly or otherwise, whether as a result of new information, future events or otherwise, except to comply with applicable federal and state securities laws.

Additional Information and Where to Find It

In connection with the proposed business combination involving Oclaro and Opnext, Oclaro and Opnext have filed and plan to file documents regarding the proposed transaction with the SEC, including the filing by Oclaro on May 8, 2012 of a Registration Statement on Form S-4 containing a Joint Proxy Statement/Prospectus. Investors and security holders are urged to carefully read the Joint Proxy Statement/Prospectus and other documents filed with the SEC by Oclaro and Opnext as they contain important information about the proposed transaction. Investors and security holders may obtain copies of the documents filed with the SEC on Oclaro’s website at www.oclaro.com, Opnext’s website at www.opnext.com or the SEC’s website at www.sec.gov. Opnext and its directors and executive officers may be deemed participants in the solicitation of proxies with respect to the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed transaction is included in the Joint Proxy Statement/Prospectus described above. Additional information regarding the directors and executive officers of Opnext is also included in Opnext’s proxy statement for its 2012 Annual Meeting of Stockholders, which was filed with the SEC on January 26, 2012.

(OPXT-G)

About Opnext:

Opnext (NASDAQ:OPXT) is the optical technology partner of choice supplying systems providers and OEMs worldwide with one of the industry’s largest portfolios of 10Gbps and higher next generation optical products and solutions. The Company’s industry expertise, future-focused thinking and commitment to research and development combine in bringing to market the most advanced technology to the communications, defense, security and biomedical industries. Formed out of Hitachi, Opnext has built on more than 30 years of experience in advanced technology to establish its broad portfolio of solutions and solid reputation for excellence in service and delivering value to its customers. For additional information, visit www.opnext.com.

Opnext, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2012	March 31, 2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$76,232	$100,284
Trade receivables, net	53,844	70,701
Inventories	98,489	118,588
Prepaid expenses and other current assets	8,269	7,458

Total current assets	236,834	297,031
Property, plant, and equipment, net	48,282	59,992
Purchased intangibles	10,241	17,076
Other assets	218	258

Total assets	$295,575	$374,357

Liabilities and shareholders’ equity
Current liabilities:
Trade payables	$54,531	$63,383
Accrued expenses	24,421	23,771
Short-term debt	18,101	18,055
Capital lease obligations	14,667	13,513

Total current liabilities	111,720	118,722
Capital lease obligations	16,497	12,554
Other long-term liabilities	8,130	6,855

Total liabilities	136,347	138,131

Total shareholders’ equity	159,228	236,226

Total liabilities and shareholders’ equity	$295,575	$374,357

Opnext, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three months ended March 31,		Twelve months ended March 31,
	2012	2011	2012	2011
Revenues	$67,647	$95,348	$299,827	$357,641
Cost of sales	61,145	75,200	249,405	281,418
Amortization of acquired developed technology	1,445	1,445	5,780	5,780

Gross margin	5,057	18,703	44,642	70,443
Research and development expenses	13,882	15,559	54,561	62,039
Selling, general and administrative expenses	13,765	14,485	54,609	58,258
Amortization of purchased intangibles	29	342	1,055	1,368
Flood related (recoveries) and impairments and other non-flood related charges	(1,594)	339	20,055	578

Operating loss	(21,025)	(12,022)	(85,638)	(51,800)
Gain on sale of technology assets, net	928	21,436	3,006	21,436
Interest expense, net	(182)	(209)	(838)	(823)
Other (expense) income, net	(1,537)	(140)	(701)	(494)

(Loss) income before income taxes	(21,816)	9,065	(84,171)	(31,681)
Income tax benefit (expense)	1	(30)	(182)	(151)

Net (loss) income	$(21,815)	$9,035	$(84,353)	$(31,832)

Net (loss) income per share:
Basic	$(0.24)	$0.10	$(0.93)	$(0.35)
Diluted	$(0.24)	$0.10	$(0.93)	$(0.35)
Weighted average number of shares used in computing net (loss) income per share:
Basic	90,360	89,964	90,267	89,904
Diluted	90,360	91,974	90,267	89,904

Opnext, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three months ended March 31,		Twelve months ended March 31,
	2012	2011	2012	2011
Cash flows from operating activities
Net (loss) income	$(21,815)	$9,035	$(84,353)	$(31,832)
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	5,424	6,266	23,349	24,330
Amortization of purchased intangibles	1,474	1,787	6,835	7,148
Stock-based compensation expense associated with equity awards	1,043	1,856	5,512	8,167
Gain on sale of technology assets, net	(928)	(21,436)	(3,006)	(21,436)
Flood related (recoveries) and impairments and other non-flood related charges	(1,594)	339	20,055	578
Changes in net current assets excluding cash and cash equivalents	11,218	34	21,420	(17,008)

Net cash used in operating activities	(5,178)	(2,119)	(10,188)	(30,053)
Cash flows from investing activities
Capital expenditures	(1,813)	(2,280)	(7,029)	(8,605)
Proceeds from sale of technology assets, net	928	21,436	3,006	21,436
Proceeds from disposal of property and equipment	—	—	148	—

Net cash (used in) provided by investing activities	(885)	19,156	(3,875)	12,831
Cash flows from financing activities
Payments on capital lease obligations	(2,658)	(2,439)	(9,532)	(10,964)
Payments on short-term debt	—	(2,389)	—	(5,822)
Restricted shares repurchased	(37)	—	(182)	—
Exercise of stock options	—	239	113	294

Net cash used in financing activities	(2,695)	(4,589)	(9,601)	(16,492)
Effect of foreign exchange rates on cash and cash equivalents	(225)	399	(388)	1,355

(Decrease)/Increase in cash and cash equivalents	(8,983)	12,847	(24,052)	(32,359)
Cash and cash equivalents at beginning of period	85,215	87,437	100,284	132,643

Cash and cash equivalents at end of period	$76,232	$100,284	$76,232	$100,284

Non-cash financing activities
Capital lease obligations incurred	$(10,335)	$(940)	$(14,867)	$(10,395)

Opnext Non-GAAP Financial Measures

Management excludes certain charges and expenses from its gross margin and operating loss GAAP financial measures and excludes certain gains and losses on assets from its GAAP net income (loss) financial measures for the purpose of assessing the Company’s operating performance. Accordingly, the Company provides these non-GAAP measures as supplemental information, in addition to the GAAP presentation, in an effort to provide greater transparency and insight into management’s method of analysis. The Company also provides non-GAAP net income (loss) and net income (loss) per share financial measures to demonstrate the impact of its non-GAAP operating performance measures on these financial measures.

Our non-GAAP financial measures exclude the following items for the reasons set forth below:

Amortization of intangible assets: In connection with the acquisition of StrataLight Communications, Inc. (“StrataLight”), the Company acquired certain intangible assets related to developed product technology, order backlog and customer relationships, all of which were recorded at fair-value. The useful lives of the intangible assets range up to five years and the intangible assets are being amortized on a straight-line basis over their respective useful lives. The Company believes these acquisition-related expenses are not indicative of its core operating performance.

Stock-based compensation expense: Depending upon the size, timing and the terms of stock-based awards, the related non-cash compensation expense may vary significantly. The Company believes these non-cash expenses are not indicative of its core operating performance.

Restructuring costs: Subsequent to the acquisition of StrataLight, effective April 1, 2009, the Company relocated its corporate headquarters from Eatontown, NJ, to Fremont, CA, and during the quarter ended March 31, 2009, began to incur workforce-related charges, such as severance payments, retention bonuses and employee relocation costs related to a formal restructuring plan and building costs for facilities not required for ongoing operations. The Company believes these acquisition-related expenses are not indicative of its core operating performance.

Gain on sale of technology assets, net: On February 9, 2011, Opnext Subsystems, Inc., a wholly owned subsidiary of the Company, entered into an asset purchase agreement with Juniper Networks, Inc. to sell certain technology assets related to modem Application Specific Integrated Circuits used for long haul/ultra-long optical transmission for $26 million, $23.5 million of which was paid simultaneously with the execution of the asset purchase agreement and $2.5 million of which was paid on May 6, 2011. The Company believes that the proceeds and the related gains from the sale of these assets are not indicative of its core operating performance.

Flood related expenses: As a result of the October 2011 flooding in Thailand, the Company recorded charges of $4.7 million during the fiscal year ended March 31, 2012 for direct expenses associated with managing the flood-related recovery plan, product requalification and manufacturing inefficiencies. The Company believes these flood-related expenses are not indicative of its core operating performance.

Flood related (recoveries) and impairments and other non-flood related charges: As a result of the October 2011 flooding in Thailand, the Company recorded charges during the fiscal year ended March 31, 2012 of $9.3 million for damaged inventory (net of recoveries) and $9.7 million of impaired fixed assets for items located at Fabrinet’s Chokchai facility. In addition, during the fiscal year ended March 31, 2012, the Company recorded $1.1 million of impairment charges on capitalized software expenses deemed not usable in the future. The Company believes these flood and non-flood related impairment and charges are not indicative of its core operating performance.

Merger related expenses: During the quarter ended March 31, 2012, the Company recorded $1.5 million of transaction costs in connection with the merger agreement entered into with Oclaro, Inc. on March 26, 2012. The Company believes these merger-related expenses are not indicative of its core operating performance.

Opnext, Inc.

Reconciliation of GAAP Measures to Non-GAAP Measures

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended		Three Months Ended Dec. 31, 2011
	March 31, 2012	March 31, 2011	March 31, 2012	March 31, 2011
GAAP gross margin	$5,057	$18,703	$44,642	$70,443	$1,998
GAAP gross margin %	7.5%	19.6%	14.9%	19.7%	3.8%
Gross margin adjustments:
Amortization of acquired developed technology	$1,445	$1,445	$5,780	$5,780	$1,445
Cost of sales adjustments:
Stock-based compensation expense	102	133	455	570	105
Flood related expenses	4,003	—	4,227	—	224
Restructuring costs	—	—	—	28	—

Total cost of sales adjustments	$4,105	$133	$4,682	$598	$329

Non-GAAP gross margin	$10,607	$20,281	$55,104	$76,821	$3,772

Non-GAAP gross margin %	15.7%	21.3%	18.4%	21.5%	7.1%
GAAP research and development expense	$(13,882)	$(15,559)	$(54,561)	$(62,039)	$(13,193)
Stock-based compensation expense	328	364	1,426	1,496	291
Flood related expenses	210	—	210	—	—
Restructuring costs	—	—	—	209	—

Total research and development adjustments	$538	$364	$1,636	$1,705	$291

Non-GAAP research and development expense	$(13,344)	$(15,195)	$(52,925)	$(60,334)	$(12,902)

GAAP operating loss	$(21,025)	$(12,022)	$(85,638)	$(51,800)	$(46,215)
GAAP operating loss %	(31.1)%	(12.6)%	(28.6)%	(14.5)%	(87.1)%
Operating loss adjustments:
Flood related (recoveries) impairment and charges	$(1,594)	$—	$20,059	$—	$21,653
Amortization of acquired developed technology	1,445	1,445	5,780	5,780	1,445
Amortization of purchased intangibles	29	342	1,055	1,368	342
Total cost of sales adjustments	4,105	133	4,682	598	329
Total research and development adjustments	538	364	1,636	1,705	291
Selling, general and administrative adjustments:
Stock-based compensation expense	$613	$1,363	$3,628	$6,105	$543
Flood-related expenses	127	—	268	—	141
Merger-related expenses	1,480	—	1,480	—	—
Restructuring costs	—	5	—	709	—

Total selling, general and administrative adjustments	$2,220	$1,368	$5,376	$6,814	$684

Non-GAAP operating loss	$(14,282)	$(8,370)	$(47,050)	$(35,535)	$(21,471)

Non-GAAP operating loss %	(21.1)%	(8.8)%	(15.7)%	(9.9)%	(40.5)%
GAAP net (loss) income	$(21,815)	$9,035	$(84,353)	$(31,832)	$(46,336)
GAAP net (loss) income %	(32.2)%	9.5%	(28.1)%	(8.9)%	(87.3)%
GAAP net (loss) income per share:
Basic and diluted	$(0.24)	$0.10	$(0.93)	$(0.35)	$(0.51)
Weighted average shares used in computing GAAP net (loss) income per share:
Basic	90,360	89,964	90,267	89,904	90,304
Diluted	90,360	91,974	90,267	89,904	90,304
Net (loss) income adjustments:
Flood-related (recoveries) impairment and charges	$(1,594)	$—	$20,059	$—	$21,653
Amortization of acquired developed technology	1,445	1,445	5,780	5,780	1,445
Amortization of purchased intangibles	29	342	1,055	1,368	342
Gain on sale of technology assets, net	(928)	(21,436)	(3,006)	(21,436)	—
Total cost of sales adjustments	4,105	133	4,682	598	329
Total research and development adjustments	538	364	1,636	1,705	291
Total selling, general & administrative adjustments	2,220	1,368	5,376	6,814	684

Non-GAAP net loss	$(16,000)	$(8,749)	$(48,771)	$(37,003)	$(21,592)

Non-GAAP net loss %	(23.7)%	(9.2)%	(16.3)%	(10.3)%	(40.7)%
Non-GAAP net loss per share:
Basic and diluted	$(0.18)	$(0.10)	$(0.54)	$(0.41)	$(0.24)
Weighted average shares used in computing Non-GAAP net loss per share:
Basic and diluted	90,360	89,964	90,267	89,904	90,304

EBITDA and Adjusted EBITDA

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net loss excluding the impact of net interest expense, income tax expense (benefit), depreciation and amortization of property, plant and equipment and amortization of purchased intangibles. Adjusted EBITDA represents EBITDA excluding the charges and expenses set forth in the table below. Such charges and expenses are excluded from EBITDA internally when evaluating our operating performance to permit a more meaningful comparison between our core business operating results over different periods of time as well as to those of other similar companies. Management believes that EBITDA and Adjusted EBITDA, when viewed with the Company’s GAAP results and the accompanying reconciliation, provide useful information about operating performance and period-over-period results, and provide additional information that is useful to investors in evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and Adjusted EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings from which capital investments are made and debt is serviced. However, EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss) or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation of net income (loss), EBITDA and Adjusted EBITDA.

	Three Months Ended		Twelve Months Ended		Three Months Ended Dec. 31, 2011
	Mar. 31, 2012	Mar. 31, 2011	Mar. 31, 2012	Mar. 31, 2011
Earnings before interest, taxes, depreciation and amortization:
Net (loss) income – GAAP	$(21,815)	$9,035	$(84,353)	$(31,832)	$(46,336)
Depreciation and amortization of property, plant and equipment	5,424	6,266	23,349	24,330	5,359
Amortization of purchased intangibles	1,474	1,787	6,835	7,148	1,787
Interest expense, net	182	209	838	823	228
Income tax expense (benefit)	(1)	30	182	151	29

EBITDA	$(14,736)	$17,327	$(53,149)	$620	$(38,933)
Flood-related expenses	4,340	—	4,705	—	365
Merger-related expenses	1,480	—	1,480	—	—
Stock-based compensation expense	1,043	1,860	5,509	8,171	939
Restructuring costs	—	5	—	946	—
Gain on sale of technology assets, net	(928)	(21,436)	(3,006)	(21,436)	—
Flood-related (recoveries) impairment and charges	(1,594)	—	20,059	—	21,653

Adjusted EBITDA	$(10,395)	$(2,244)	$(24,402)	$(11,699)	$(15,976)